Humana Inc.
500 West Main Street
Louisville, KY 40202
http://www.humana.com

news release

For More Information Contact

Barbara Kerr
Humana Corporate Communications
Phone: 305-626-5736
E-MAIL:  bkerr@humana.com

Humana approved by CMS to offer Medicare Advantage regional health plans in 23 states, alternative to Original Medicare

Medicare Modernization Act offers significant enhancements in health plan coverage options with plans that feature prescription drug benefits, low out-of-pocket costs

LOUISVILLE, Ky. - Sept. 23, 2005 - Humana Inc. (NYSE: HUM) announced today that it has received approval from The Centers for Medicare & Medicaid Services (CMS) to offer a regional PPO, a new type of Medicare Advantage health plan, in 23 states. This plan is a direct result of the Medicare Modernization Act (MMA) of 2003, and will be offered by Humana to Medicare beneficiaries in 14 recently created Medicare Advantage regions.**

Beginning Jan. 1, 2006, more than 42 million Medicare eligible beneficiaries throughout the United States will have access to the Medicare Advantage regional preferred provider organization (MA-PPOs) health plans. These plans differ from Medicare Advantage HMOs in that there is no referral necessary to see a physician or specialist of choice. MA-PPOs also differ from Original Medicare in that they feature a prescription drug benefit and have been designed by CMS to ensure that Medicare beneficiaries living in all areas of the country have ready access to affordable, comprehensive health insurance.

Humana currently offers Medicare Advantage HMO and local PPO plans in more than 40 markets nationwide, and Medicare Advantage private fee for-service (PFFS) plans statewide in more than thirty states.

* See table on page 3 for listing of states where Humana's MA-PPOs are offered

"This award by CMS is significant in that it allows Humana to better meet the needs of people with Medicare who live in areas that have not previously had access to alternative Medicare plans," said Stefen Brueckner, Humana vice president of senior products. "Until recently, many Medicare beneficiaries residing in areas other than metropolitan hubs had little, if any, health care insurance plans to choose from other than Original Medicare or Medicare supplement (Medigap) plans."

Brueckner added, "Congress has taken a historical step in modernizing the Medicare program, and we are taking action to make healthcare coverage more affordable and accessible by expanding our product offerings into new markets. All 14 regions where Humana will offer the regional PPO will have two plan options that will include the prescription drug benefit. In some regions, a third PPO will have a zero premium but will not include the prescription drug benefit. Those options, coupled with membership in the SilverSneakers Fitness Program at no additional cost to our members makes this approach very attractive to Medicare beneficiaries around the country."

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance Information.

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2006 HUMANA MEDICARE ADVANTAGE REGIONAL PPOs	MMA REGION	# of MEDICARE BENEFICIARIES
Alabama	10	750,733
Arizona	21	769,443
Arkansas	15	471,368
Georgia	8	1,019,219
Florida	9	3,041,852
Illinois	14	1,720,335
Indiana	13	910,9890
Kansas	18	405,801
Kentucky	13	677,660
Louisiana	16	650,510
Michigan	11	1,501,197
Mississippi	16	457,314
Missouri	15	917,825
North Carolina	7	1,258,190
Ohio	12	1,784,284
Oklahoma	18	541,369
Pennsylvania	6	2,167,299
South Carolina	8	636,365
Tennessee	10	912,365
Texas	17	2,504,912
Virginia	7	981,773
West Virginia	6	359,789
Wisconsin	14	834,673